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EXHIBIT 23(e)



                       CONSENT OF INDEPENDENT ACCOUNTS

The Board of Directors
Grenada Sunburst System Corporation:

We consent to incorporation by reference in the registration statement (No._________) on Form S-4 of Union Planters Corporation of our report dated January 28, 1994, to the consolidated balance sheets of Grenada Sunburst System Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the Current Report on Form 8-K dated July 26, 1994, of Union Planters Corporation and to the reference to our firm under the heading of "Experts" in the Prospectus.


                                        KPMG Peat Marwick LLP

Memphis, Tennessee
September 29, 1994